CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our report dated December 21, 2017, relating to the financial statements and financial highlights, which appear in Columbia Diversified Fixed Income Allocation ETF’s, Columbia Sustainable Global Equity Income ETF’s, Columbia Sustainable International Equity Income ETF’s, and Columbia Sustainable U.S. Equity Income ETF’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers” and “Independent Registered Public Accounting Firm” and in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota February 26, 2018